Exhibit 99.1
NEWS RELEASE

One North Central Avenue, Phoenix, AZ 85004 (602) 366-8100
For Immediate Release
Media:                Peter J. Faur
(602) 366-7993
Investors: Stanton K. Rideout
(602) 366-8589
Phelps Dodge Reports Second Quarter Net Income of $471.7 Million, or $2.32 Per Share,
(Includes Mark-to-Market Charges of $514.6 Million, or $2.53 Per Share, from Copper Price
Protection Programs and Net Special Charges of $9.8 Million, or 5 Cents Per Share);
Cash from Operating Activities of $1,111.8 Million
2006 Second Quarter Highlights
•	Second quarter net income of $471.7 million ($2.32 per share); 2005 second quarter net income was $682.3 million ($3.38 per share)
•	Second quarter net income was negatively impacted by an after-tax charge of $514.6 million ($2.53 per share) for mark-to-market adjustments on 2006 and 2007 copper collars and copper put options
•	Second quarter net income included after-tax, net special charges of $9.8 million; 2005 second quarter net income included after-tax, net special gains of $225.8 million (see Note 1)
•	The London Metal Exchange (LME) copper price averaged $3.271 per pound in the 2006 second quarter, compared with $1.537 in the corresponding 2005 period and $2.241 in the 2006 first quarter
•	The New York Commodity Exchange (COMEX) copper price averaged $3.375 per pound in the 2006 second quarter, compared with $1.532 in the corresponding 2005 period and $2.253 in the 2006 first quarter
•	The Metals Week Dealer Oxide molybdenum price averaged $24.55 per pound in the 2006 second quarter, compared with $35.27 in the corresponding 2005 period and $22.91 in the 2006 first quarter
•	Cash flow from operating activities was $1,111.8 million for the 2006 second quarter, compared with $628.6 million in the corresponding 2005 period and $533.3 million in the 2006 first quarter
•	Phelps Dodge announced a three-way combination agreement with Inco Ltd. and Falconbridge Ltd. to create a preeminent North American-based mining company
•	Phelps Dodge received the air quality permit for its new mine in Safford, Arizona; construction of the mine is expected to begin in August 2006
Consolidated Results*

			Six Months Ended
	Second Quarter		June 30,
($ in millions except per share amounts)	2006	2005	2006	2005
Sales and other operating revenues	$2,992.2	1,966.0	5,216.8	3,852.5
Operating income	$963.3	164.8	1,537.5	700.6
Minority interests in consolidated subsidiaries	$(202.1)	(38.3)	(319.3)	(64.9)
Income from continuing operations	$471.4	675.1	822.1	1,052.5
Income (loss) from discontinued operations	$0.3	7.2	(16.6)	16.5
Net income	$471.7	682.3	805.5	1,069.0
Diluted earnings per common share**	$2.32	3.38	3.96	5.29
Cash flow from operating activities	$1,111.8	628.6	1,645.1	944.7
Capital outlays and investments	$290.4	111.3	582.1	179.6
Total debt at period end	$828.2	1,044.2	828.2	1,044.2
Total debt-to-capital ratio	10.9%	14.3%	10.9%	14.3%
Total cash at period end	$2,656.1	2,763.9	2,656.1	2,763.9

*	Columbian Chemicals’ results for all periods presented are reflected as discontinued operations, with the exception of cash flow information – see Note 5

**	Per share amounts reflect the two-for-one stock split in the 2006 first quarter
Supplemental Data – Special Items, Net of Taxes
(Includes Special Items and Provisions, Net, in Operating Income and
Other Non-Operating Significant Items Affecting Comparability of Results)

			Six Months Ended
	Second Quarter		June 30,
($ in millions except per share amounts)	2006	2005	2006	2005
Special items and provisions, net (included in operating income)	$(12.9)	(437.2)	(30.1)	(436.3)
Total, after taxes and minority interests	$(9.8)	225.8	(54.7)	225.9
Per share**	$(0.05)	1.12	(0.27)	1.12
The above table presents supplemental information of what management believes to be special items. Special items include those operating and non-operating items that management believes should be separately discussed to assist in the understanding of the financial performance of the company and the comparability of its results. Such special items are primarily unpredictable and atypical of the company’s operations in a given period. In addition, management measures the performance of its reportable segments excluding special items. This supplemental information is not a substitute for any U.S. generally accepted accounting principles (GAAP) measure and should be evaluated within the context of our U.S. GAAP results. The tax impacts of the special items or other non-operating significant items were determined at the marginal effective tax rate of the appropriate taxing jurisdiction, including provision for valuation allowance, if warranted. Our measure of special items may not be comparable to similarly titled measures reported by other companies. See Note 1 to Consolidated Financial Information for details of special items.
Live audio Webcast on July 26 at 10 a.m. (EDT); visit: www.phelpsdodge.com for more details

PHOENIX, July 26, 2006 – Phelps Dodge Corp. (NYSE: PD) today reported consolidated net income for the 2006 second quarter of $471.7 million, or $2.32 per share, and $805.5 million, or $3.96 per share, in the first six months of 2006. Net income was negatively impacted by after-tax charges of $514.6 million, or $2.53 per share, in the 2006 second quarter and $813.0 million, or $4.00 per share, in the first six months of 2006 for mark-to-market accounting adjustments on 2006 and 2007 copper collars and copper put options that do not qualify for hedge accounting. Net income also included after-tax, net special charges totaling $9.8 million, or 5 cents per share, for the 2006 second quarter and $54.7 million, or 27 cents per share, in the first six months of 2006, and are summarized in Note 1. The after-tax, net special charges for the first six months of 2006 included the loss recognized from discontinued operations of $28.8 million, or 14 cents per share. By comparison, the company reported net income of $682.3 million, or $3.38 per share, in the 2005 second quarter and $1,069.0 million, or $5.29 per share, in the first six months of 2005. Net income included after-tax, net special gains of $225.8 million, or $1.12 per share, in the 2005 second quarter and $225.9 million, or $1.12 per share, in the first six months of 2005, which are also summarized in Note 1.
J. Steven Whisler, chairman and chief executive officer, said: “We again delivered a strong quarterly operating performance and generated in excess of $1.1 billion of cash flow from operating activities, more than double the prior quarter. The market fundamentals for copper and molybdenum remain strong.
“We have also taken decisive actions on two other important initiatives. Earlier this month, we received the air quality permit for our new mine in Safford, Ariz., which allows us to begin construction immediately. This exciting project is expected to produce approximately 240 million pounds of copper annually once we reach full production in the second half of 2008.
“In late June, we announced an agreement for a transformational three-way combination with two other major mining firms, Inco Ltd. and Falconbridge Ltd., to create Phelps Dodge Inco, North America’s preeminent mining company. Phelps Dodge Inco will be the world’s leading nickel producer and largest publicly traded copper producer, as well as a leading producer of molybdenum and cobalt, and it will have a world-class portfolio of growth projects and exciting exploration opportunities. Based on estimated annual synergies of approximately $900 million, the combination is expected to be immediately accretive to Phelps Dodge’s cash flow and accretive to earnings per share in 2008.”
Sales
Consolidated sales and other operating revenues were $2,992.2 million in the 2006 second quarter and $5,216.8 million in the first six months of 2006, compared with $1,966.0 million and $3,852.5 million in the corresponding 2005 periods. Sales during the 2006 second quarter and the first six months were negatively impacted by our 2006 and 2007 copper collar price protection programs. These programs represent approximately 25 percent of our expected annual copper sales for 2006 and approximately 20 percent for 2007. As these sales do not qualify for hedge accounting treatment, the entire quantity hedged for both years was adjusted to fair market value based on the forward curve price at June 30, 2006, and the adjustment recorded in revenues. The actual impact of our 2006 and 2007 zero-premium copper collar price protection programs will not be fully determinable until the maturity of the copper collars at each respective year end, with final adjustments based on the average annual price. The approximate 75 percent of sales in 2006 and 80 percent in 2007 not covered by the copper collar price protection programs participate fully in higher LME and COMEX copper prices.

The following table reflects the significant components of the change in revenues:
($ in millions)

		Six Months Ended
	Second Quarter	June 30,

	2006 vs. 2005	2006 vs. 2005
Higher copper realizations:
PD-produced sales	$1,101	1,566
Purchased sales	426	595
Mark-to-market charges on copper collars and copper put options	(643)	(980)
Other net pricing adjustments	39	92

	923	1,273

Higher copper volumes:
PD-produced sales	75	55
Purchased sales	96	110

	171	165

Lower molybdenum realizations	(126)	(198)
Higher molybdenum sales volumes	33	45
Higher Phelps Dodge Industries sales	15	68
Other, net	10	11

	$1,026	1,364

Phelps Dodge Operations:
Phelps Dodge Mining Co. (PDMC)
PDMC Results

			Six Months Ended
	Second Quarter		June 30,
($ in millions except unit prices)	2006	2005	2006	2005
Sales and other operating revenues	$2,695.5	1,684.4	4,599.0	3,302.5
Operating income	$986.0	204.7	1,592.6	755.1
Special items and provisions, net (included in operating income)	$(12.3)	(415.0)	(19.9)	(420.9)
Operating income before special items and provisions	$998.3	619.7	1,612.5	1,176.0
Minority interests in consolidated subsidiaries	$(201.7)	(37.5)	(316.8)	(63.1)
Capital outlays and investments	$282.5	96.7	555.2	157.0
LME copper price (per lb.)	$3.271	1.537	2.756	1.510
COMEX copper price (per lb.)	$3.375	1.532	2.814	1.500
Metals Week molybdenum oxide price (per lb.)	$24.55	35.27	23.73	33.29
M-1 Metals Week molybdenum oxide price (per lb.)	$23.77	34.43	23.96	32.42

Copper production (own mines, in thousand tons)	308.4	306.2	612.6	617.4
Copper sales (own mines, in thousand tons)	311.5	312.5	616.0	623.7
Molybdenum production (own mines, in million lbs.)	17.7	16.7	34.9	31.4
Molybdenum sales (own mines, in million lbs.)	17.8	15.5	34.7	30.4
PDMC operating income before special items and provisions of $998.3 million for the 2006 second quarter increased $378.6 million, or 61 percent, compared with the corresponding 2005 period. The increase was primarily due to higher average copper prices (approximately $1.1 billion) and other net pricing adjustments (approximately $39 million) primarily for provisionally priced copper contracts at June 30, 2006. These higher copper prices were partially offset by (i) higher charges for our copper collars and copper put options (approximately $643 million), (ii) lower by-product molybdenum revenues (approximately $74 million) and (iii) higher copper production costs (approximately $63 million). Higher copper production costs, which exclude by-product molybdenum revenues, were primarily due to higher mining and milling rates (approximately $61 million) and higher smelting, refining and freight costs (approximately $30 million); partially offset by an increase in work-in-process inventories (approximately $39 million). Refer to Note 3 for a discussion of our 2006 and 2007 zero-premium copper collars and copper put options and the impact on the 2006 second quarter.
On July 10, 2006, the company received an air quality permit issued by the Air Quality Division of the Arizona Department of Environmental Quality allowing us to initiate construction of our new copper mining operation near Safford, Arizona. The company has now received all requisite permits and will begin construction in August 2006. The construction costs for Safford are estimated to be approximately $550 million. Current plans are for the mine to be in production in the second half of 2008, with full production expected to be approximately 240 million pounds of copper per year.
Phelps Dodge Industries (PDI)
PDI Results*

			Six Months Ended
	Second Quarter		June 30,
($ in millions)	2006	2005	2006	2005
Sales and other operating revenues	$296.7	281.6	617.8	550.0
Operating income	$16.8	5.3	22.1	17.3
Special items and provisions, net (included in operating income)	$—	(1.9)	(8.7)	(1.5)
Operating income before special items and provisions	$16.8	7.2	30.8	18.8
Minority interests in consolidated subsidiaries	$(0.4)	(0.8)	(2.5)	(1.8)
Capital outlays and investments	$4.0	10.1	16.1	17.6

*	Columbian Chemicals’ results for all periods presented are reflected as discontinued operations, with the exception of cash flow information – see Note 5
PDI’s 2006 second quarter sales of $296.7 million were $15.1 million, or 5 percent, higher than sales in the 2005 second quarter, primarily resulting from increased metal prices (approximately $86 million) and higher sales volumes (approximately $34 million) for energy cables and building wire in the international markets; partially offset by the absence of North American magnet wire sales (approximately $87 million) and High Performance Conductors (HPC) sales (approximately $25 million) due to the sale of these divisions in the 2006 first quarter.
PDI’s operating income increased $11.5 million, or 217 percent, in the 2006 second quarter compared with the 2005 second quarter primarily due to improved margins and higher sales volumes for energy cables and building wire in the international markets (approximately $7 million) and lower special items and provisions ($1.9 million).
Corporate Matters
At June 30, 2006, consolidated cash (including restricted cash of $23.8 million) totaled $2,656.1 million, of which $1,191.2 million was held at our international operations.

The following table reflects the U.S. and international components of consolidated cash at June 30, 2006, and December 31, 2005:
($ in millions)

		December 31,
	June 30, 2006	2005
U.S. operations:
Phelps Dodge	$1,464.5	1,103.9
Minority participant’s share	0.4	0.4

	1,464.9	1,104.3

International operations:
Phelps Dodge	732.3	571.3
Minority participants’ share	458.9	261.9

	1,191.2	833.2

Total consolidated cash	$2,656.1	1,937.5

Cash provided by operating activities was $1,111.8 million in the 2006 second quarter and $1,645.1 million in the first six months of 2006, compared with $628.6 million and $944.7 million in the corresponding 2005 periods. The $700.4 million increase, or 74 percent, in the first six months of 2006 when compared to the corresponding 2005 period, primarily reflected higher earnings (approximately $1.3 billion), exclusive of minority interests, depreciation, deferred income taxes, special items and provisions, and unrealized losses on copper collars and copper put options; partially offset by higher net working capital requirements (approximately $446 million) primarily in accounts receivable and prepaid expenses and other current assets, and payments for realized losses on the 2005 copper collars (approximately $187 million).
The company’s total debt at June 30, 2006, was $828.2 million, compared with $704.4 million at March 31, 2006, and $694.5 million at December 31, 2005. The company’s ratio of debt to total capitalization was 10.9 percent at June 30, 2006, versus 9.6 percent at both March 31, 2006, and December 31, 2005.
On June 25, 2006, Phelps Dodge, Inco Ltd. (Inco) and Falconbridge Ltd. (Falconbridge) agreed to combine to create a preeminent North American-based mining company. The new company, which would be named Phelps Dodge Inco Corporation, would be the world’s leading nickel producer, the world’s largest publicly traded copper producer and a leading producer of molybdenum and cobalt. It would also have a world-class portfolio of growth projects and exciting exploration opportunities. Phelps Dodge Inco would have operations in more than 40 countries and would employ approximately 40,000 people globally.
On July 16, 2006, Phelps Dodge amended the Combination Agreement (Agreement) to increase the cash portion of its offer to purchase all of the outstanding common shares of Inco by Cdn. $2.75 per share. Based upon the closing price of Phelps Dodge stock and the closing of the U.S./Canadian dollar exchange rate on July 14, 2006, the combination of cash and common shares have a value of Cdn. $80.70 per Inco share. Each shareholder of Inco would receive 0.672 shares of Phelps Dodge stock plus Cdn. $20.25 per share in cash for each share of Inco stock. Additionally, the Agreement was amended to permit the consummation of Phelps Dodge and Inco before Inco has completed its acquisition of 100 percent of the outstanding shares of Falconbridge. On July 19, 2006, Phelps Dodge indicated the Inco offer for Falconbridge announced July 16, 2006, was the best and final proposal for Falconbridge that it will support.
The transaction, which is subject to Phelps Dodge and Inco shareholder approval, regulatory approvals and customary closing conditions, is expected to close in September 2006. On July 11, 2006, Phelps Dodge received notification that the U.S. Department of Justice and the U.S. Federal

Trade Commission had granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 relating to the transaction. On July 25, 2006, Phelps Dodge received an Advance Ruling Certificate from the Canadian Competition Bureau clearing its offer to purchase all of the common shares of Inco.
Information pertaining to the three-way combination with Inco and Falconbridge can be found at http://www.phelpsdodgeinco.com.
On April 5, 2006, the company’s board of directors approved an increase in the company’s shareholder capital return program to $2 billion from $1.5 billion. The board also increased the quarterly common stock dividend to 20 cents per common share from 18.75 cents per common share, which equates to an annual dividend of 80 cents per common share.
On June 2, 2006, the company paid a special, cash dividend of $2.00 per common share, and a regular quarterly dividend of 20 cents per common share (both declared on April 5, 2006). After the special dividend payment, approximately $700 million under the shareholder capital return program remained to be returned to shareholders by the end of 2006, either through special dividends, share repurchases or a combination of the two. The timing, form and amounts of additional distributions during the remainder of 2006 will depend upon market conditions and other factors.
On June 7, 2006, the company’s board of directors declared a dividend of 20 cents per common share, payable on September 1, 2006, to common shareholders of record at the close of business on August 14, 2006.
Webcast of Conference Call
The public is invited to listen to a live audio Webcast of the company’s second-quarter conference call with the financial community on Wednesday, July 26, at 10 a.m. Eastern Daylight Time. Management plans to discuss 2006 second-quarter results and provide its outlook for the 2006 third quarter. Information pertaining to the Webcast can be found at the company’s Web site at http://www.phelpsdodge.com.
Company Profile
Phelps Dodge Corp. is one of the world’s leading producers of copper and molybdenum and is the largest producer of molybdenum-based chemicals and continuous-cast copper rod. The company employs 13,500 people worldwide.
Cautionary Language Concerning Forward-Looking Statements
These materials include “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) including statements regarding, among other things, the benefits of the combination with Inco and the combined company’s plans, objectives, expectations and intentions. All statements other than historical information are forward-looking statements. These forward-looking statements are based on management’s current beliefs and expectations, speak only as of the date made, and are subject to a number of significant risks and uncertainties that cannot be predicted or quantified and are beyond our control. Future developments and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The following factors, among others, could cause actual results to differ from those described in the forward-looking statements in this document: (i) the ability to obtain governmental approvals of the combination on the proposed terms and schedule; (ii) the failure of Inco’s shareholders to approve the plan of arrangement; (iii) the failure of Phelps Dodge’s shareholders to authorize the issuance of Phelps Dodge common shares, the change of Phelps Dodge’s name to Phelps Dodge Inco Corporation and an increase in the size of Phelps Dodge’s board of directors as required under the combination agreement; (iv) the risks that the businesses of Phelps Dodge and Inco and/or Falconbridge will not be integrated successfully; (v) the risks that the cost savings, growth prospects and any other synergies from the combination may not be fully realized or may take longer to realize than expected; (vi) the combined company’s inability to refinance indebtedness incurred in connection with the combination on favorable terms or at all; (vii) the possibility that Phelps Dodge will combine with Inco only; (viii) the possible impairment of goodwill resulting from the combination and the resulting impact on the combined company’s assets and earnings; and (ix) additional factors that may affect future results of the combined company set forth in Phelps Dodge’s, Inco’s and Falconbridge’s filings with the Securities and Exchange Commission, which filings are available at the SEC’s Web site at (www.sec.gov). Except as required by law, we are under no obligation, and expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.
     NOTE: In connection with the proposed combination, Phelps Dodge filed a preliminary proxy statement on Schedule 14A with the SEC. Investors are urged to read the definitive proxy statement (including all amendments and supplements to it) when it is filed because it contains important information. Investors may obtain free copies of the definitive proxy statement, as well as other filings containing information about Phelps Dodge, Inco and Falconbridge, without charge, at the SEC’s Web site (www.sec.gov). Copies of Phelps Dodge’s filings may also be obtained without charge from Phelps Dodge at its Web site (www.phelpsdodge.com) or by directing a request to Phelps Dodge, One North Central Avenue, Phoenix, Arizona, 85004-4414, Attention: Assistant General Counsel and Corporate Secretary (602) 366-8100. The directors and executive officers of Phelps Dodge may be deemed to be participants in the solicitation of proxies in respect of the proposed combination. Information regarding the directors and executive officers of Phelps Dodge and a description of their direct and indirect interests, by security holdings or otherwise, is available in the preliminary proxy statement filed with the SEC and will be available in the definitive proxy statement when filed with the SEC.
# # #

PHELPS DODGE CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(Unaudited; in millions except per share amounts)

			Six Months Ended
	Second Quarter		June 30,
	2006	2005	2006	2005
Sales and other operating revenues	$2,992.2	1,966.0	5,216.8	3,852.5

Operating costs and expenses
Cost of products sold (exclusive of items shown separately below)	1,824.2	1,191.9	3,271.6	2,373.2
Depreciation, depletion and amortization	107.9	112.6	214.9	224.4
Selling and general administrative expense	49.7	34.5	98.6	76.0
Exploration and research expense	34.2	25.0	64.1	42.0
Special items and provisions, net (see Note 1)	12.9	437.2	30.1	436.3

	2,028.9	1,801.2	3,679.3	3,151.9

Operating income	963.3	164.8	1,537.5	700.6
Interest expense	(18.3)	(22.0)	(34.1)	(44.5)
Capitalized interest	13.8	1.8	24.2	2.4
Gain on sale of cost-basis investment	—	438.4	—	438.4
Change in interest gain from Cerro Verde stock issuance	—	159.5	—	159.5
Miscellaneous income and expense, net	26.3	40.2	60.6	55.7

Income from continuing operations before taxes, minority interests in consolidated subsidiaries and equity in net earnings (losses) of affiliated companies	985.1	782.7	1,588.2	1,312.1
Provision for taxes on income (see Note 2)	(312.7)	(70.0)	(448.5)	(196.1)
Minority interests in consolidated subsidiaries	(202.1)	(38.3)	(319.3)	(64.9)
Equity in net earnings (losses) of affiliated companies	1.1	0.7	1.7	1.4

Income from continuing operations	471.4	675.1	822.1	1,052.5
Discontinued operations:
Income (loss) from discontinued operations, net of taxes (see Note 5)	0.3	7.2	(16.6)	16.5

Net income	471.7	682.3	805.5	1,069.0
Preferred stock dividends	—	(3.4)	—	(6.8)

Net income applicable to common shares	$471.7	678.9	805.5	1,062.2

Weighted average number of common shares outstanding – basic*	202.4	192.4	202.2	191.9

Basic earnings per common share:
Income from continuing operations	$2.33	3.49	4.06	5.45
Income (loss) from discontinued operations	—	0.04	(0.08)	0.08

Basic earnings per common share	$2.33	3.53	3.98	5.53

Weighted average number of common shares outstanding – diluted*	203.5	202.1	203.3	201.9

Diluted earnings per common share:
Income from continuing operations	$2.32	3.34	4.04	5.21
Income (loss) from discontinued operations	—	0.04	(0.08)	0.08

Diluted earnings per common share	$2.32	3.38	3.96	5.29

BUSINESS DIVISIONS
(Unaudited; in millions)

Sales and other operating revenues – unaffiliated customers
Phelps Dodge Mining Company	$2,695.5	1,684.4	4,599.0	3,302.5
Phelps Dodge Industries	296.7	281.6	617.8	550.0

	$2,992.2	1,966.0	5,216.8	3,852.5

Operating income (loss)
Phelps Dodge Mining Company	$986.0	204.7	1,592.6	755.1
Phelps Dodge Industries	16.8	5.3	22.1	17.3
Corporate and Other	(39.5)	(45.2)	(77.2)	(71.8)

	$963.3	164.8	1,537.5	700.6

*	Per share amounts and weighted average number of common shares outstanding for the quarter and six months ended June 30, 2005, have been adjusted to reflect the two-for-one stock split in the 2006 first quarter.
See Notes to Consolidated Financial Information.

PHELPS DODGE CORPORATION
CONSOLIDATED BALANCE SHEET
(Unaudited; in millions except per share prices)

	June 30,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$2,632.3	1,916.7
Restricted cash	23.8	20.8
Accounts receivable, net	1,592.2	1,028.0
Mill and leach stockpiles	77.9	36.6
Inventories	372.4	329.5
Supplies	213.7	199.7
Prepaid expenses and other current assets	225.8	83.6
Deferred income taxes	93.4	82.0
Assets held for sale	—	373.8

Current assets	5,231.5	4,070.7
Investments and long-term receivables	198.5	142.6
Property, plant and equipment, net	5,175.5	4,830.9
Long-term mill and leach stockpiles	184.1	133.3
Deferred income taxes	69.5	99.6
Goodwill	12.5	22.3
Intangible assets, net	7.3	7.5
Long-term assets held for sale	—	431.4
Trust assets	567.6	258.4
Other assets and deferred charges	359.1	361.3

	$11,805.6	10,358.0

Liabilities
Current liabilities:
Short-term debt	$61.3	14.3
Current portion of long-term debt	62.5	2.5
Accounts payable and accrued expenses	1,898.6	1,445.7
Dividends payable	40.8	—
Accrued income taxes	143.5	23.6
Liabilities related to assets held for sale	—	123.2

Current liabilities	2,206.7	1,609.3
Long-term debt	704.4	677.7
Deferred income taxes	711.9	558.0
Long-term liabilities related to assets held for sale	—	61.3
Other liabilities and deferred credits	1,378.0	934.2

	5,001.0	3,840.5

Minority interests in consolidated subsidiaries	1,218.5	915.9

Shareholders’ equity
Common shares, par value $6.25; 300.0 shares authorized; 204.0 outstanding in 2006 and 203.2 outstanding in 2005*	1,274.9	635.1
Capital in excess of par value	1,359.9	1,998.8
Retained earnings**	3,049.5	3,158.8
Accumulated other comprehensive loss	(98.2)	(154.5)
Other	—	(36.6)

	5,586.1	5,601.6

	$11,805.6	10,358.0

*	Shares outstanding in each period reflect the two-for-one stock split in the 2006 first quarter.

**	Includes cumulative effect adjustment of $19.8 million for the adoption of EITF Issue No. 04-6 in the 2006 first quarter.
See Notes to Consolidated Financial Information.

PHELPS DODGE CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited; in millions)

	Six Months Ended June 30,
	2006	2005
Operating activities
Net income	$805.5	1,069.0
Adjustments to reconcile net income to net cash provided by operating activities:
Unrealized losses on copper collars and copper put options	1,069.8	89.4
Depreciation, depletion and amortization	215.2	256.4
Deferred income tax provision (benefit)	121.1	(54.0)
Equity in net earnings (losses) of affiliated companies, net of dividends received	(0.1)	0.5
Gain on sale of cost-basis investment	—	(438.4)
Change in interest gain from Cerro Verde stock issuance	—	(159.5)
Special items and provisions, net	30.1	436.3
Minority interests in consolidated subsidiaries	319.7	65.5
Loss on disposition of discontinued operations	29.5	—
Changes in current assets and liabilities:
Accounts receivable	(596.1)	(144.0)
Repayment of securitized accounts receivable	—	(85.0)
Mill and leach stockpiles	(37.2)	(1.8)
Inventories	(34.0)	(41.7)
Supplies	(14.6)	(20.3)
Prepaid expenses and other current assets	(143.5)	(27.3)
Interest payable	2.0	1.2
Other accounts payable	16.7	23.0
Accrued income taxes	113.7	73.8
Realized losses on 2005 copper collars	(187.2)	—
Other accrued expenses	(40.2)	(65.5)
Other operating, net	(25.3)	(32.9)

Net cash provided by operating activities	1,645.1	944.7

Investing activities
Capital outlays	(582.3)	(179.5)
Capitalized interest	(24.6)	(2.9)
Investments in subsidiaries and other	0.2	(0.1)
Proceeds from the sale of Columbian Chemicals	514.4	—
Proceeds from the sale of Magnet Wire North American assets	135.3	—
Proceeds from the sale of HPC	46.3	—
Proceeds from asset dispositions	16.3	4.6
Proceeds from sale of cost-basis investments	—	451.6
Restricted cash	(3.0)	(168.3)
Global environmental trust contribution	(300.0)	—
Other investing, net	(2.9)	(1.6)

Net cash provided by (used in) investing activities	(200.3)	103.8

Financing activities
Net increase (decrease) in short-term debt	46.3	(48.3)
Proceeds from issuance of debt	90.0	—
Payment of debt	(2.6)	(3.0)
Common dividends	(893.8)	(48.3)
Preferred dividends	—	(6.8)
Minority interest dividends	(2.8)	(28.2)
Issuance of shares, net	26.3	33.2
Debt issue costs	(2.6)	(0.7)
Proceeds from issuance of Cerro Verde stock	—	441.8

Net cash provided by (used in) financing activities	(739.2)	339.7

Effect of exchange rate impact on cash and cash equivalents	10.0	7.3

Increase in cash and cash equivalents	715.6	1,395.5
Cash and cash equivalents at beginning of period	1,916.7	1,200.1

Cash and cash equivalents at end of period	$2,632.3	2,595.6

See Notes to Consolidated Financial Information.

PHELPS DODGE MINING COMPANY
OPERATING STATISTICS
(Unaudited)

			Six Months Ended
	Second Quarter		June 30,
	2006	2005	2006	2005
Copper production (thousand short tons):
Morenci:
Concentrate	2.6	—	2.6	—
Electrowon	102.9	103.0	196.8	195.1
Bagdad:
Concentrate	13.7	23.3	27.2	48.8
Electrowon	6.4	3.8	11.9	6.2
Sierrita:
Concentrate	17.5	18.0	37.5	37.5
Electrowon	1.7	1.9	3.4	3.9
Miami/Bisbee:
Electrowon	2.3	3.4	4.9	6.0
Chino/Cobre:
Concentrate	15.2	10.6	30.6	24.9
Electrowon	9.7	14.1	21.1	28.5
Tohono:
Electrowon	0.7	0.7	1.5	1.3
Tyrone:
Electrowon	8.3	10.9	16.2	21.3
Candelaria/Ojos del Salado:
Concentrate	53.8	50.2	112.3	107.5
Cerro Verde:
Electrowon	26.0	26.1	51.1	50.0
El Abra:
Electrowon	61.6	54.8	122.2	113.9
Manufacturing	1.8	0.9	3.2	1.8

Total copper production	324.2	321.7	642.5	646.7
Less 15% undivided interest at Morenci	(15.8)	(15.5)	(29.9)	(29.3)

Copper production on a consolidated basis	308.4	306.2	612.6	617.4
Less minority participants’ shares previously accounted for on a pro rata basis:
Candelaria/Ojos del Salado (A)	(10.8)	(8.6)	(22.5)	(18.9)
Cerro Verde (B)	(12.1)	(7.1)	(23.7)	(11.3)
El Abra (C)	(30.2)	(26.8)	(59.9)	(55.8)

Copper production on a pro rata basis	255.3	263.7	506.5	531.4

Copper sales (thousand short tons):
Total copper sales from own mines	327.3	328.0	645.9	653.0
Less 15% undivided interest at Morenci	(15.8)	(15.5)	(29.9)	(29.3)

Copper sales from own mines on a consolidated basis	311.5	312.5	616.0	623.7
Less minority participants’ shares previously accounted for on a pro rata basis	(54.7)	(44.0)	(105.2)	(87.8)

Copper sales from own mines on a pro rata basis	256.8	268.5	510.8	535.9

Total purchased copper (thousand short tons)	109.6	78.6	206.7	171.2

Total copper sales on a consolidated basis	421.1	391.1	822.7	794.9

Molybdenum production (million pounds):
Primary – Henderson	9.8	9.1	19.2	16.9
By-product	7.9	7.6	15.7	14.5

Total molybdenum production	17.7	16.7	34.9	31.4

Molybdenum sales (million pounds):
Net Phelps Dodge share from own mines	17.8	15.5	34.7	30.4

(A)	Reflects a 20% partnership interest in Candelaria in Chile; and a 20% equity interest in Ojos del Salado in Chile beginning December 23, 2005.

(B)	Reflects a 17.5% partnership interest in Cerro Verde in Peru through May 31, 2005, and a 46.4% partnership interest beginning June 1, 2005.

(C)	Reflects a 49% partnership interest in El Abra in Chile.

PHELPS DODGE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

1.	Special Items, Net of Taxes (Includes Special Items and Provisions, Net, in Operating Income and Other Non-Operating Significant Items Affecting Comparability of Results)
Following is supplemental information to provide disclosure of what management believes to be special items. Special items include those operating and non-operating items that management believes should be separately discussed to assist in the understanding of the financial performance of the company and the comparability of its results. Such special items are primarily unpredictable and atypical of the company’s operations in a given period. In certain instances, certain transactions such as restructuring costs, asset impairment charges, certain asset disposals, certain legal matters, early debt extinguishment costs or certain tax items are reflected as special items or other non-operating significant items as they are not considered to be representative of the normal course of business. Additionally, environmental provisions and recoveries are included due to their nature and the impact of these amounts on comparison between periods. We believe consistent identification, disclosure and discussion of such items, both favorable and unfavorable, provide additional information to assess the quality of our performance and our earnings or losses. In addition, management measures the performance of its reportable segments excluding special items. This supplemental information is not a substitute for any U.S. generally accepted accounting principles (GAAP) measure and should be evaluated within the context of our U.S. GAAP results. The tax impacts of the special items or other non-operating significant items were determined at the marginal effective tax rate of the appropriate taxing jurisdiction, including provision for valuation allowance, if warranted. Any supplemental information references to earnings, losses or results excluding special items or before special items is a non-GAAP measure that may not be comparable to similarly titled measures reported by other companies.
In the quarter and the six months ended June 30, 2006, the company recognized special, net pre-tax charges of $12.9 million and $59.6 million, respectively. After taxes these charges were $9.8 million and $54.7 million, respectively (refer to Note 2 for a further discussion of income taxes).

The following table summarizes special items for the quarter and six months ended June 30, 2006:
($ in millions except per share amounts)

				Six Months Ended
	2006 Second Quarter			June 30, 2006
			Per			Per
Consolidated Statement of Income Line Item	Pre-tax	After-tax	Share	Pre-tax	After-tax	Share
Special items and provisions, net (included in operating income):
PDMC –
Environmental provisions, net	$(12.2)	(9.3)	(0.05)	(19.6)	(14.9)	(0.07)
Environmental insurance recoveries, net	(0.1)	(0.1)	—	(0.1)	(0.1)	—
Historical legal matters	—	—	—	(0.2)	(0.2)	—

	(12.3)	(9.4)	(0.05)	(19.9)	(15.2)	(0.07)

PDI –
Sale of North American magnet wire assets:
Gain (loss) on disposal	—	—	—	0.2	(1.1)	(0.01)
Transaction and employee-related costs	—	—	—	(4.7)	(3.6)	(0.02)
Sale of HPC:
Loss on disposal	—	—	—	(1.5)	(2.2)	(0.01)
Transaction and employee-related costs	—	—	—	(2.7)	(2.7)	(0.01)

	—	—	—	(8.7)	(9.6)	(0.05)

Corporate and Other –
Environmental provisions, net	(0.7)	(0.5)	—	(2.1)	(1.6)	(0.01)
Environmental insurance recoveries, net	0.1	0.1	—	0.1	0.1	—
Sale of non-core real estate	—	—	—	0.5	0.4	—

	(0.6)	(0.4)	—	(1.5)	(1.1)	(0.01)

Special items and provisions, net (included in operating income)	(12.9)	(9.8)	(0.05)	(30.1)	(25.9)	(0.13)

Discontinued operations:
Loss on disposal of Columbian Chemicals	—	—	—	(14.8)	(14.1)	(0.07)
Transaction and employee-related costs	—	—	—	(14.7)	(14.7)	(0.07)

	—	—	—	(29.5)	(28.8)	(0.14)

	$(12.9)	(9.8)	(0.05)	(59.6)	(54.7)	(0.27)

The following table summarizes special items for the quarter and six months ended June 30, 2005:

($ in millions except per share amounts)

				Six Months Ended
	2005 Second Quarter			June 30, 2005
			Per			Per
Consolidated Statement of Income Line Item	Pre-tax	After-tax	Share*	Pre-tax	After-tax	Share*
Special items and provisions, net (included in operating income):
PDMC –
Asset impairment charges	$(419.1)	(320.9)	(1.59)	(419.1)	(320.9)	(1.59)
Environmental provisions, net	(10.4)	(7.9)	(0.04)	(15.7)	(11.9)	(0.06)
Environmental insurance recoveries, net	(0.5)	(0.4)	—	(1.1)	(0.9)	(0.01)
Historical legal matters	15.0	11.4	0.06	15.0	11.4	0.06

	(415.0)	(317.8)	(1.57)	(420.9)	(322.3)	(1.60)

PDI –
Wire and Cable restructuring programs/closures	(1.5)	(1.1)	(0.01)	(1.1)	(0.3)	—
Asset impairment charges	(0.4)	(0.3)	—	(0.4)	(0.3)	—

	(1.9)	(1.4)	(0.01)	(1.5)	(0.6)	—

Corporate and Other –
Environmental provisions, net	(20.7)	(15.7)	(0.08)	(19.7)	(15.0)	(0.07)
Environmental insurance recoveries, net	0.5	0.4	—	1.1	0.9	—
Historical legal matters	(0.1)	(0.1)	—	4.7	4.4	0.02

	(20.3)	(15.4)	(0.08)	(13.9)	(9.7)	(0.05)

Special items and provisions, net (included in operating income)	(437.2)	(334.6)	(1.66)	(436.3)	(332.6)	(1.65)

Other non-operating significant items affecting comparability of results:
Gain on sale of cost-basis investment	438.4	388.0	1.92	438.4	388.0	1.92

Change in interest gain from Cerro Verde stock issuance	159.5	172.9	0.86	159.5	172.9	0.86

Provision for taxes on income:
Foreign dividend tax	—	(0.5)	—	—	(2.4)	(0.01)

	$160.7	225.8	1.12	161.6	225.9	1.12

*	After-tax per common share amounts have been adjusted to reflect the two-for-one stock split in the 2006 first quarter.

2.	Provision for Taxes on Income
The company’s income tax provision from continuing operations for the 2006 second quarter resulted from:
•	taxes on earnings at international operations ($265.5 million), including benefits from the release of valuation allowances ($5.3 million); and

•	taxes on earnings at U.S. operations ($47.2 million), including benefits from the release of valuation allowances ($3.8 million).

The company’s income tax provision from continuing operations for the six months ended June 30, 2006, resulted from:
•	taxes on earnings at international operations ($374.6 million); and

•	taxes on earnings at U.S. operations ($73.9 million), including benefits from the release of valuation allowances ($6.9 million).

3.	Zero-Premium Copper Collars and Copper Put Options Outstanding for Certain 2006 and 2007 Expected Production
Phelps Dodge entered into programs to protect a portion of its expected copper production by purchasing zero-premium copper collars (consisting of put options and call options) and copper put options. The copper collars and copper put options are settled on an average LME pricing basis for their respective hedge periods. The copper collar put options and purchased copper put options are settled monthly for 2006, and annually for 2007; all of the copper collar call options are settled annually. The above-mentioned copper collar price protection programs represent approximately 25 percent of our expected annual copper sales for 2006 and approximately 20 percent for 2007. The approximate 75 percent of sales in 2006 and 80 percent in 2007 not covered by the copper collar price protection programs participate fully in higher LME and COMEX copper prices. Phelps Dodge entered into the programs as insurance to help ameliorate the effects of unanticipated copper price decreases.

A summary of the 2006 and 2007 programs for PDMC follows:
PDMC Zero-Premium Copper Collars and Copper Put Option Programs

	2006	2007
Copper Collars:
Pounds of zero-premium copper collars purchased (in millions)	564	486
Average LME put strike price (floor) per pound	$0.954	0.950
Annual average LME call strike price (ceiling) per pound	$1.632	2.002
Associated pre-tax gains (charges) for the 2006 second quarter: (A)
Intrinsic value component (in millions)	$(365)	(354)
Time value component (in millions)	$—	42
Associated pre-tax gains (charges) for the six months ended June 30, 2006: (A)
Intrinsic value component (in millions)	$(617)	(464)
Time value component (in millions)	$13	1
Copper Put Options:
Pounds of copper put options purchased (in millions)	564	730
Average LME put strike price per pound	$0.950	0.950
Premium cost per pound	$0.020	0.023
Associated pre-tax charges for the 2006 second quarter: (A)
Intrinsic value component (in millions)	$—	—
Time value component (in millions)	$—	—
Associated pre-tax charges for the six months ended June 30, 2006: (A)
Intrinsic value component (in millions)	$—	—
Time value component (in millions)	$—	(3)

(A)	The 2006 unrealized pre-tax charges resulted from the 2006 LME price average of $3.033 per pound exceeding the $1.632 per pound ceiling of our 2006 zero-premium copper collars. The cumulative pre-tax charges for our 2006 copper collars and copper put options, including amounts recognized in 2005, were approximately $779 million, reflecting primarily intrinsic value charges and put option premiums. The 2007 unrealized pre-tax charges resulted from the 2007 LME price average of $3.041 per pound exceeding the $2.002 per pound ceiling of our 2007 zero-premium copper collars. The cumulative pre-tax charges for our 2007 copper collars and copper put options, including amounts recognized in 2005, were approximately $514 million, consisting of approximately $464 million for the intrinsic value component and approximately $33 million for the time value component, with the remainder for put option premiums.
Transactions under these copper price protection programs do not qualify for hedge accounting treatment under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” and are adjusted to fair market value based on the forward curve price and implied volatility as of the last day of the respective reporting period, with the gain or loss recorded in revenues. The actual impact of our 2006 and 2007 zero-premium copper collar price protection programs will not be fully determinable until the maturity of the copper collars at each respective year end, with final adjustments based on the average annual price. During the 2006 first quarter, approximately $187 million was paid to the respective counterparts for the PDMC and El Abra 2005 zero-premium copper collar programs.

4.     Provisionally Priced Copper Sales Outstanding
Certain of PDMC’s sales agreements provide for provisional pricing based on either COMEX or LME prices (as specified in the contract) when shipped. Final settlement is based on the average applicable price for a specified future period (quotational period or QP), generally from one to three months after arrival at the customer’s facility. PDMC records revenues upon passage of title using anticipated pricing based on the commodity exchange forward rate. For accounting purposes, these revenues are adjusted to fair value through earnings each period until the date of final copper pricing. At June 30, 2006, approximately 230 million pounds of copper sales were provisionally priced at an average of $3.339 per pound with final quotational periods of July 2006 to November 2006. Candelaria accounted for approximately 62 percent of the outstanding provisionally priced sales at June 30, 2006.
Phelps Dodge has entered into copper swap contracts to protect certain provisionally priced sales exposures in a manner designed to allow it to receive the average LME price for the month of shipment while our Candelaria customers receive the QP price they requested (i.e., one to three months after month of arrival at the customer’s facility). At July 20, 2006, we had in place copper swap contracts for approximately 90 percent of Candelaria’s provisionally priced copper sales outstanding at June 30, 2006, at an average of $3.349 per pound. This program is expected to ameliorate the volatility provisionally priced copper sales could have on our revenues.
5.     Discontinued Operations
On March 16, 2006, the company completed the sale of Columbian Chemicals Company (Columbian) resulting in estimated sales proceeds of $595 million (including approximately $100 million of Columbian’s foreign-held cash and net of approximately $27 million in taxes and related expenses). Net sales proceeds associated with the transaction are expected to be finalized in the 2006 third quarter, including settlement of the negotiated working capital items. As a result of the transaction, the operating results of Columbian have been reported as discontinued operations in the Consolidated Statement of Income for all periods presented.
The transaction resulted in net charges of $124.3 million ($71.4 million after-tax and net of minority interests), which were recorded in discontinued operations. Of this amount $94.8 million ($42.6 million after-tax and net of minority interests) was recognized in the 2005 fourth quarter and $29.5 million ($28.8 million after-tax) was recognized in the 2006 first quarter. The charges recognized in the 2006 first quarter consisted of a loss on disposal of $14.8 million ($14.1 million after-tax) and transaction and employee-related costs of $14.7 million (before and after taxes).
The following table details selected financial information, which has been reported as discontinued operations for the quarters and six months ended June 30, 2006 and 2005:
($ in millions)

			Six Months Ended
	Second Quarter		June 30,
	2006	2005	2006	2005
Sales and other operating revenues	$—	185.6	179.8	365.6

Income from discontinued operations before loss on disposal	$—	11.8	17.0	26.2
Loss on disposal	—	—	(29.5)	—
Benefit (provision) for taxes on income	0.3	(4.6)	(4.1)	(9.7)

Income (loss) from discontinued operations	$0.3	7.2	(16.6)	16.5